FORIMMEDIATERELEASE:	FOR FURTHER INFORMATION CONTACT:
Karen Gross, Vice President and Corporate Secretary
(303) 573-1660

ROYAL GOLD REPORTS RECORD REVENUE AND
RECORD FREE CASH FLOW FOR FISCAL 2008

▪	Revenue and free cash flow* increased 43% and 47%, respectively, year-over-year
▪	Fiscal 2008 free cash flow* totaled 80% of revenue
▪	Significant portfolio expansion with planned acquisition of Barrick Gold’s royalty portfolio

DENVER, COLORADO. AUGUST 14, 2008: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL), the leading precious metals royalty company, today announced record revenues of $69.4 million for fiscal 2008 (ended June 30), a 43% increase over revenues of $48.4 million in fiscal 2007. The Company also reported net income of $26.1 million for fiscal 2008, up 32% compared to net income of $19.7 million for fiscal 2007. Net income available to common stockholders for fiscal 2008 was reduced by payment of preferred dividends and a non-cash preferred share conversion adjustment totaling $4.8 million or $0.15 per basic share. This resulted in net income available to common stockholders for fiscal 2008 of $21.3 million, or $0.69 per basic share, compared to $19.7 million, or $0.79 per basic share for fiscal 2007.

For the fourth quarter ended June 30, 2008, royalty revenue totaled $21.7 million, a 51% increase over royalty revenue of $14.4 million for the same period in fiscal 2007. The Company reported fourth quarter 2008 net income of $7.9 million, or $0.24 per basic share, as compared to net income of $5.7 million, or $0.20 per basic share for the fourth quarter of fiscal 2007.
___________
* The Company defines free cash flow, a non-GAAP financial measure, as operating income plus  depreciation, depletion and amortization, non-cash charges and impairment of mining assets, if  any, less minority interest in income of consolidated subsidiary (see, Schedule A).

Free cash flow for fiscal 2008 was $55.8 million, or 80% of revenues, compared to $37.9 million, or 78% of revenues for fiscal 2007. Free cash flow for the fourth quarter was $18.3 million, or 84% of revenue compared with free cash flow of $11.3 million, or 78% of revenues, for the same period ended June 30, 2007.

As of June 30, 2008, the Company had a working capital surplus of $204.1 million. Current assets were $211.4 million (including $192.0 million in unrestricted cash), compared to current liabilities of $7.3 million, resulting in a current ratio of 29 to 1.

Tony Jensen, President and CEO, commented, “Our record results for fiscal 2008 reflect the continued execution of our long-term growth plan, as well as strong performance from our producing properties and robust commodity prices. Over 75% of our fiscal 2008 revenue was derived from precious metals as both Leeville and Taparko, two of our key gold development-stage royalties, began to make significant contributions over the past year. Looking ahead to fiscal 2009, we expect three additional development projects in our current portfolio - Peñasquito, Dolores and Benso - to come online and provide additional sources of new revenue.”

Jensen continued, “We are also pleased to have announced the expansion and diversification of our portfolio with the planned acquisition of Barrick Gold’s royalty package. Beyond providing immediate royalty revenue and cash flow, this transaction will add significant strength to all phases of our portfolio - producing royalties, evaluation and development projects, and exploration properties. We are pleased with our progress in 2008 and believe that we have taken the steps necessary to position Royal Gold as the leading precious metals royalty company for years to come.”

PROPERTY HIGHLIGHTS

Production declines for fiscal 2008 at the Cortez Pipeline Mining Complex (“Cortez”) and the Goldstrike SJ Claims were more than offset by higher gold prices, which averaged $821 in fiscal 2008 compared to $638 for fiscal 2007. Increased commodity prices and greater production at Robinson and Leeville, new revenue received from properties acquired during the year, and the start-up of production at Taparko contributed to record financial results.

Robinson

Quadra Mining recently announced updated production guidance for calendar year 2008 at its Robinson mine. The yearly production estimate for calendar 2008 at the Robinson mine has increased from 100,000 ounces to 115,000 ounces of gold and from 130 million pounds to 150 million pounds of copper.

Martha

Coeur d’Alene (“Coeur”) reported that the Martha mine produced 1.3 million ounces of silver during the first half of calendar 2008. Upon further consultation with Coeur, annual production is budgeted at 3.2 million ounces for calendar 2008 instead of 5.0 million ounces as previous reported to the Company. The new mill is now operating efficiently and Coeur expects increased tons to be processed during the third and fourth calendar quarters, resulting in higher production levels.

Peñasquito

Goldcorp recently reported that construction is progressing well at Peñasquito and that several construction milestones were completed during the second quarter. The oxide plant was commissioned and the first gold was poured on May 10, 2008. Production of 1,600 ounces of gold and 91,600 ounces of silver was achieved in the quarter. Goldcorp is estimating production of approximately 67,000 ounces of gold and 2.3 million ounces of silver in calendar 2008.

Dolores

Minefinders Corporation recently reported that its initial gold and silver pour at the Dolores mine has been delayed from mid-July until later in the third calendar quarter due to a blockade that was established in May by a group of protesters. Minefinders stated that they will provide an updated 2008 production schedule in the near future. Their original production estimate for calendar 2008 was 40,000 ounces of gold and 1.0 million ounces of silver.

Taparko

The Taparko mine commenced gold production in July 2007 and contributed $7.4 million in royalty revenue for the fiscal year.  Reserve characteristics, mining activity, and gold recovery performance have been near feasibility study estimates.  However, mill performance has suffered throughout the year due to problems associated with the grinding mill drive-train.  This has resulted in low mill availability and throughput.  Several problems with the original installation were identified and corrected but mechanical problems have persisted.  Production was ceased on June 11, 2008, and the entire drive-train was re-evaluated and is now in the process of re-assembly with the assistance of third party mill equipment specialists.  Continuous and sustained production is dependent upon resolving the mill drive-train problems.

Fiscal year end and fourth quarter production and revenue for each of the Company’s active royalty interests are shown in Tables 1 and 2. For more detailed information about each of our royalty properties, please refer to the Company’s most recent Annual Report on Form 10-K or our website, located at www.royalgold.com.

OTHER DEVELOPMENTS

Agreement to Acquire Barrick Gold Royalty Portfolio

On July 31, 2008, the Company entered into a definitive agreement to acquire a portfolio of royalties from Barrick Gold (“Barrick”) for consideration of $150 million in net cash and a restructuring of certain Company royalty positions at Cortez in Nevada. The portfolio consists of royalties on 77 properties, including eight producing properties. Over 75% of the portfolio consists of precious metals royalties. The purchase price for the acquisition will be paid from cash on hand and the transaction is expected to close on October 1, 2008.

Currently, Royal Gold holds four gold royalty interests at Cortez, consisting of two sliding-scale gross smelter return (“GSR”) royalties (“GSR1 and GSR2”), a fixed rate GSR royalty (“GSR3”) and a net value return royalty (“NVR1”). As consideration for the acquisition, Royal Gold will pay Barrick $150 million in net cash and reduce the GSR2 royalty, ranging from 0.72% to 9.0%, to match the current GSR1 royalty rate ranging from 0.40% to 5.0%. Royal Gold also will eliminate its interest in the 0.71% GSR3 and the 0.39% NVR1 royalties on the mining claims that comprise the undeveloped Crossroads deposit. The GSR3 and NVR1 royalties that cover areas outside of the Crossroads deposit at Cortez will not be affected by this transaction. The Crossroads deposit will continue to be subject to Royal Gold’s GSR2 royalty at the reduced royalty rate.

Barrick has announced that it is currently investing exploration and engineering resources to advance the development of the Crossroads project and is targeting over 1.0 million ounces of reserves by year end.

The transaction is expected to be immediately accretive on all key financial measures. Royalty revenue generated from the Barrick portfolio in calendar 2007 was approximately $12.0 million. This royalty package complements Royal Gold’s existing geographical royalty positions with significant growth into Canada and Australia.

ROYALTY DEFINITIONS

The Company’s royalty portfolio contains several different types of royalties which are defined as follows:

Royalty - the right to receive a percentage or other denomination of mineral production from a resource extraction operation.

Gross Smelter Return (“GSR”) Royalty - a defined percentage of the gross revenue from a resource extraction operation, less, if applicable, certain contract-defined costs paid by or charged to the operator.

Net Smelter Return (“NSR”) Royalty - a defined percentage of the gross revenue from a resource extraction operation, less a proportionate share of incidental transportation, insurance, refining and smelting costs.

Net Value Royalty (“NVR”) - a defined percentage of the gross revenue from a resource extraction operation, less certain contract-defined transportation costs, milling costs and taxes.

Net Profits Interest Royalty (“NPI”) - a defined percentage of the gross revenue from a resource extraction operation, after recovery of certain contract-defined pre-production costs, and after deduction of certain contract-defined mining, milling, processing, transportation, administrative, marketing and other costs.

Royal Gold, the leading precious metals royalty company, is engaged in the acquisition and management of precious metals royalty interests. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.

Note: Management’s conference call reviewing the fourth quarter and year end for fiscal 2008 will be held today at 10:00 a.m. Mountain Time (noon Eastern Time) and will be available by calling (800) 603-2779 or (706) 634-7230, access #43495505. The call will be simultaneously broadcast on the Company’s web site at www.royalgold.com under the “Presentations” section. A replay of this web cast will be available on the Company’s web site approximately two hours after the call ends.

_______________________
Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements regarding strong financial performance, continued execution of our long-term growth plan, robust commodity prices, new revenue from three additional development stage projects in fiscal 2009, receipt of immediate royalty revenues and cash flow from the Barrick royalty package, the Barrick transaction being immediately accretive on all key financial measures, and the addition of significant strength to Royal Gold’s royalty portfolio upon the completion of the Barrick transaction, estimated closing of the Barrick transaction, operator’s construction or development timeframes, and operator reserve and production estimates. Factors that could cause actual results to differ materially from projections include, among others, precious metals prices, performance of and production at our royalty properties, decisions and activities of the operators of our royalty properties, unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter, changes in project parameters as plans continue to be refined, results of current or planned exploration activities, management’s ability to increase our cash flow, revenues and margins, Royal Gold’s and Barrick’s ability to consummate the Barrick transaction, and economic and market conditions, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

*Free Cash Flow: The Company discloses information on free cash flow and free cash flow as a percentage of revenues in its reporting. The Company defines free cash flow as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets less minority interest in income of consolidated subsidiary. While we believe free cash flow is a useful measure of the Company’s performance, we also want to advise that this is not a measure recognized by generally accepted accounting principles. See Schedule A, attached to this press release.

				YEAR ENDED JUNE 30, 2008		YEAR ENDED JUNE 30, 2007
PROPERTY	ROYALTY	OPERATOR	METAL	Royalty Revenue ($ Millions)	Reported Production [1]	Royalty Revenue ($ Millions)	Reported Production [1]
Cortez (Pipeline Mining Complex)	GSR1 [2] GSR2 GSR3 NVR1	Barrick	Gold	25.1	436,000 oz.	21.5	510,000 oz.
Robinson [3]	3.0% NSR	Quadra	Gold Copper	16.6	121,000 oz. 139.0M lbs.	12.6	81,000 oz. 116.9M lbs.
Goldstrike (SJ Claims)	0.9% NSR	Barrick	Gold	5.1	698,000 oz.	5.5	950,000 oz.
Leeville	1.8% NSR	Newmont	Gold	5.6	361,000 oz.	2.7	230,000 oz.
Taparko	TB-GSR1[4] TB-GSR2	High River	Gold	7.4	36,000 oz. [5,6]	- [7]	- [7]
Don Mario	3.0% NSR	Orvana	Gold	1.4	63,000 oz. [6]	- [7]	- [7]
Mulatos	0.30-1.5% NSR (sliding-scale)	Alamos	Gold	1.5	121,000 oz. [8]	1.0	103,000 oz.
Troy	7.0% GSR	Revett	Silver Copper	2.5	744,000 oz. [9] 7.1M lbs.	3.1	1.0M oz. 9.6M lbs.
Martha	2.0% NSR	Coeur d’Alene	Silver	0.983	3.2M oz.	0.714	2.9M oz.
Williams	0.72% NSR	Barrick / Teck Cominco	Gold	0.613	106,000 oz. [6]	- [7]	- [7]
El Limon	3.0% NSR	Central Sun Mining	Gold	0.708	28,000 oz. [6]	- [7]	- [7]
Bald Mountain	1.75-3.5% NSR (sliding-scale)	Barrick	Gold	0.607	50,000 oz.	1.3	109,000 oz.
El Chanate	2.0-4.0% NSR (sliding-scale) 10% NPI	Capital Gold	Gold	1.1	21,000 oz. [6,10]	- [7]	- [7]
Peñasquito	2.0% NSR	Goldcorp	Gold Silver	0.059	1,600 oz. [6] 92,000 oz.	- [7]	- [7]

* Footnotes follow on page 9.

				QUARTER ENDED JUNE 30, 2008		QUARTER ENDED JUNE 30, 2007
PROPERTY	ROYALTY	OPERATOR	METAL	Royalty Revenue ($ Millions)	Reported Production [1]	Royalty Revenue ($ Millions)	Reported Production [1]
Cortez (Pipeline Mining Complex)	GSR1 [2] GSR2 GSR3 NVR1	Barrick	Gold	6.4	70,000 oz.	6.4	140,000 oz.
Robinson [3]	3.0% NSR	Quadra	Gold Copper	5.5	35,000 oz. 38.7M lbs.	3.9	23,600 oz. 32.3M lbs.
Goldstrike (SJ Claims)	0.9% NSR	Barrick	Gold	1.4	182,000 oz.	1.5	246,000 oz.
Leeville	1.8% NSR	Newmont	Gold	1.6	99,000 oz.	0.576	48,000 oz.
Taparko	TB-GSR1 [4] TB-GSR2	High River	Gold	2.8	13,000 oz. [5,6]	- [7]	- [7]
Don Mario	3.0% NSR	Orvana	Gold	0.545	23,000 oz. [6]	- [7]	- [7]
Mulatos	0.30-1.5% NSR (sliding-scale)	Alamos	Gold	0.493	36,000 oz. [8]	0.317	30,000 oz.
Troy	7.0% GSR	Revett	Silver Copper	0.882	244,000 oz. [9] 2.4M lbs.	1.2	376,000 oz. 3.6M lbs.
Martha	2.0% NSR	Coeur d’Alene	Silver	0.331	964,000 oz.	0.130	494,000 oz.
Williams	0.72% NSR	Barrick / Teck Cominco	Gold	0.210	37,000 oz. [6]	- [7]	- [7]
El Limon	3.0% NSR	Central Sun Mining	Gold	0.224	9,000 oz. [6]	- [7]	- [7]
Bald Mountain	1.75-3.5% NSR (sliding-scale)	Barrick	Gold	0.156	10,000 oz.	0.233	33,000 oz.
El Chanate	2.0-4.0% NSR (sliding-scale) 10% NPI	Capital Gold	Gold	0.929	12,000 oz. [6,10]	- [7]	- [7]
Peñasquito	2.0% NSR	Goldcorp	Gold Silver	0.059	1,600 oz. [6] 92,000 oz.	- [7]	- [7]

* Footnotes follow on page 9.

FOOTNOTES TO
TABLES 1 AND 2

[1]
Reported production relates to the amount of metal sales that are subject to our royalty interests for the periods ended June 30, 2008 and June 30, 2007, as reported to us by the operators of the mines.

[2]	Royalty percentages: GSR1 - 0.40-5.0% (sliding-scale); GSR2 - 0.72-9.0% (sliding-scale); GSR3 - 0.71%; NVR1 - 0.39%.

[3]	Revenues consist of provisional payments for concentrates produced during the current period and final settlements for prior production periods.

[4]
Royalty percentages: TB-GSR1 - 15.0%; TB-GSR2 - 4.3% when the average monthly gold price ranges between $385 and $430 per ounce. Outside of this range, the royalty rate is calculated by dividing the average monthly gold price by 100 for gold prices above $430 per ounce, or by dividing the average monthly gold price by 90 for gold prices below $385 per ounce (e.g., a $900 per ounce gold price results in a rate of 900/100 = 9.0%). Two subsequent royalties consist of a 2.0% GSR perpetual royalty (“TB-GSR3”), applicable to gold production from defined portions of the Taparko-Bouroum project area, and a 0.75% GSR milling royalty (“TB-MR1”). The TB-MR1 royalty applies to ore that is mined outside of the defined area of the Taparko-Bouroum project that is processed through the Taparko facilities up to a maximum of 1.1 million tons per year. Both the TB-GSR3 and TB-MR1 royalties commence once TB-GSR1 and TB-GSR2, described earlier, have ceased.

[5]
Both TB-GSR1 and TB-GSR2 continue until either production reaches 804,420 ounces of gold, or payments totaling $35 million under TB-GSR1 are received, whichever comes first. As of June 30, 2008, Royal Gold has recognized $4.7 million in cumulative royalty revenue under TB-GSR1.

[6]	Receipt of royalty revenue commenced in July 2007 for Taparko; October 2007 for Don Mario, Williams and El Limon; February 2008 for El Chanate; and June 2008 for Peñasquito.

[7]	Receipt of royalty revenue commenced in FY2008.

[8]	The Company’s royalty is subject to a 2.0 million ounce cap on gold production. There have been approximately 248,000 ounces of cumulative production, as of June 30, 2008.

[9]
The 7.0% GSR royalty extends until either cumulative production reaches approximately 9.9 million ounces of silver and 84.7 million pounds of copper, or Royal Gold receives $10.5 million in cumulative payments, whichever occurs first. As of June 30, 2008, the Company has recognized approximately $8.0 million in cumulative payments from the Troy mine attributable to cumulative production of approximately 3.2 million ounces of silver and 33.0 million pounds of copper. Royal Gold also holds a perpetual GSR royalty that begins at 6.1% on any production in excess of 11.0 million ounces of silver and 94.1 million pounds of copper. This 6.1% GSR steps down to a perpetual 2.0% GSR royalty after cumulative production exceeds 12.7 million ounces of silver and 108.2 million pounds of copper.

[10]
The sliding-scale NSR royalty is capped once payments of approximately $17 million have been received and the 10.0% net profits interest royalty is capped at $1.0 million. As of June 30, 2008, payments of $600,000 for the sliding-scale NSR royalty and $500,000 for the NPI royalty have been recognized.

ROYAL GOLD, INC.
Consolidated Balance Sheets
As of June 30,
(In thousands except share data)

	2008	2007
Current assets
Cash and equivalents	$192,035	$82,842
Royalty receivables	17,627	12,470
Income tax receivable	1,310	-
Deferred tax assets	131	154
Prepaid expenses and other	308	217

Total current assets	211,411	95,683

Royalty interests in mineral properties, net	300,670	215,839
Restricted cash - compensating balance	15,750	15,750
Inventory - restricted	11,170	10,612
Note receivable - Battle Mountain Gold Exploration	-	14,494
Other assets	7,283	4,271
Total assets	$546,284	$356,649

Current liabilities
Accounts payable	$3,122	$2,342
Income taxes payable	-	5
Dividends payable	2,384	1,869
Other	1,797	472
Total current liabilities	7,303	4,688

Net deferred tax liabilities	26,034	5,911
Note payable	15,750	15,750
Other long-term liabilities	504	98
Total liabilities	49,591	26,447

Commitments and contingencies
Minority interest in subsidiary	11,411	11,121
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized	-	-
Common stock, $0.01 par value, authorized 100,000,000 shares; and issued 33,926,495 and 28,892,980 shares, respectively	339	289
Additional paid-in capital	463,335	310,439

Accumulated other comprehensive income	65	458
Accumulated earnings	21,543	8,992
Less treasury stock, at cost (0 and 229,224 shares, respectively)	-	(1,097)
Total stockholders’ equity	485,282	319,081

Total liabilities and stockholders’ equity	$546,284	$356,649

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
For the Years Ended June 30,
(In thousands except share data)

	2008	2007	2006
Royalty revenues	$69,393	$48,357	$28,380

Costs and expenses
Costs of operations (exclusive of depreciation, depletion and amortization shown separately below)	3,819	3,265	2,288
General and administrative	7,208	5,824	5,022
Exploration and business development	4,079	2,493	3,397
Depreciation, depletion and amortization	18,364	8,269	4,261
Total costs and expenses	33,470	19,851	14,968

Operating income	35,923	28,506	13,412

Interest and other income	6,742	4,258	3,204
Interest and other expense	(1,729)	(1,973)	(165)
Income before income taxes	40,936	30,791	16,451

Current tax expense	(12,811)	(10,310)	(5,974)
Deferred tax (expense) benefit	(115)	761	873
Minority interest in income of consolidated subsidiary	(1,352)	(1,522)	-
Loss from equity investment	(550)	-	-
Net income	$26,108	$19,720	$11,350

Adjustments to other comprehensive income
Unrealized change in market value of available for sale securities, net of tax	(393)	(40)	783
Comprehensive income	$25,715	$19,680	$12,133

Net income	$26,108	$19,720	$11,350
Preferred stock dividends and deemed dividend	(4,788)	-	-
Net income available to common stockholders	$21,320	$19,720	$11,350

Basic earnings per share	$0.69	$0.79	$0.50
Basic weighted average shares outstanding	31,054,725	24,827,319	22,863,784

Diluted earnings per share	$0.68	$0.79	$0.49
Diluted weighted average shares outstanding	31,390,293	25,075,086	23,134,034

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
For the Years Ended June 30,
(In thousands except share data)

	2008	2007	2006
Cash flows from operating activities
Net income	$26,108	$19,720	$11,350
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	18,364	8,269	4,261
Loss on available for sale securities	49	-	-
Deferred tax expense (benefit)	115	(761)	(873)
Non-cash employee stock compensation expense	2,869	2,663	2,778
Interest income accrued for Battle Mountain note receivable	(713)	-	-
Tax benefit of stock-based compensation exercises	(722)	(346)	(1,438)
Changes in assets and liabilities:
Royalty receivables	(4,430)	(6,508)	639
Prepaid expenses and other assets	(232)	414	266
Accounts payable	580	1,020	(65)
Income taxes (receivable) payable	(970)	16	1,520
Other	(1,891)	(140)	167

Net cash provided by operating activities	$39,127	$24,347	$18,605
Cash flows from investing activities
Capital expenditures for property and equipment	$(42)	$(285)	$(39)
Acquisition of royalty interests in mineral properties	(16,246)	(120,808)	(43,931)
Note receivable - Battle Mountain Gold Exploration	-	(14,494)	-
Restricted cash - compensating balance	-	(15,750)	-
Purchase of available for sale securities	-	(81)	(205)
Deferred acquisition costs	(157)	(973)	-
Battle Mountain acquisition, net of cash acquired of $1,398	(2,933)	-	-

Net cash used in investing activities	$(19,378)	$(152,391)	$(44,175)
Cash flows from financing activities
Common stock dividends	$(8,253)	$(5,721)	$(4,807)
Preferred stock dividends	(2,802)	-	-
Debt issuance costs	(27)	(464)	(82)
Issuance of Note payable	-	15,750	-
Tax benefit from stock-based compensation exercises	722	346	1,438
Gold loan payoff - Battle Mountain	(6,476)	-	-
Net proceeds from issuance of common stock	698	122,526	58,630
Net proceeds from issuance of preferred stock	111,098	-	-
Stock repurchase program	(5,516)	-	-
Net cash provided by financing activities	$89,444	$132,437	$55,179
Net increase in cash and equivalents	109,193	4,393	29,609
Cash and equivalents at beginning of year	82,842	78,449	48,840
Cash and equivalents at end of year	$192,035	$82,842	$78,449

SCHEDULE A

Non-GAAP Financial Measures

The Company computes and discloses free cash flow and free cash flow as a percentage of revenues. Free cash flow is a non-GAAP financial measure. Free cash flow is defined by the Company as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets, less minority interest in income of consolidated subsidiary. Management believes that free cash flow and free cash flow as a percentage of revenues are useful measures of performance of our royalty portfolio. Free cash flow identifies the cash generated in a given period that will be available to fund the Company’s future operations, growth opportunities, and shareholder dividends. Free cash flow, as defined, is most directly comparable to operating income in the Statements of Operations. Below is the reconciliation to operating income:

	For the Fiscal Years Ended
	June 30, (in thousands)

	2008	2007	2006

Operating income	$35,923	$28,506	$13,412
Depreciation, depletion and amortization	18,364	8,269	4,261
Non-Cash employee stock compensation	2,869	2,663	2,778
Minority interest in income of consolidated subsidiary	(1,352)	(1,522)	-
Free cash flow	$55,804	$37,916	$20,451

	For the Fiscal Quarters Ended
	June 30, (in thousands)

	2008	2007

Operating income	$11,772	$8,346
Depreciation, depletion and amortization	6,431	2,518
Non-Cash employee stock compensation	724	938
Minority interest in income of consolidated subsidiary	(670)	(458)
Free cash flow	$18,257	$11,344